Exhibit 3.16
RESTATED CERTIFICATE OF INCORPORATION
OF
ALION – JJMA CORPORATION
(Pursuant to Section 807 of the New York Business Corporation Law)
IT IS HEREBY CERTIFIED THAT:

FIRST:	The name of the Corporation is:
Alion-JJMA Corporation (hereinafter the “Corporation”). The name under which the corporation was formed was John J. McMullen Associates, Inc.

SECOND:	The original Certificate of Incorporation was filed by the Department of State on the 18th day of September, 1959.

THIRD:	The following amended and restated Certificate of Incorporation amends the following Articles of the Corporation’s original Certificate of Incorporation as modified by the Certificate of Change of the Corporation, which was filed with the Secretary of State of the State of New York (the “Secretary”) on October 4, 1988, the Certificate of Amendment of the Certificate of Incorporation of the Corporation, which was filed with the Secretary on October 8, 1998, the Certificate of Change of the Corporation, which was filed with the Secretary on September 14, 1999, and the Certificate of Amendment of the Certificate of Incorporation of the Corporation, which was filed with the Secretary on May 2, 2005:
1.	Article 2 is amended to change the purpose of the Corporation to any lawful purpose under the Business Corporation Law of the State of New York;

2.	Article 4 is amended to change the address of the Corporation’s Registered Agent;

3.	Article 7 is deleted;

4.	Article 8 is deleted;

5.	Article 9 is deleted;

6.	Article 10 is renumbered as Article 7 and amended to include the post office address within the State of New York to which the Secretary shall mail a copy of any process against the Corporation served upon the Secretary; and

7.	Article 11 is deleted.

FOURTH:	The restatement of the Certificate of Incorporation herein provided for was authorized, pursuant to sections 803 and 615(a) of the New York Business Corporation Law, by the unanimous written consent of the Board of Directors of the Corporation, followed by the unanimous written consent, setting forth the action so taken, signed by the holders of all outstanding shares entitled to vote thereon.

FIFTH:	To accomplish the amendment described above, Articles 2 and 4 are each hereby amended to read as set forth in the same numbered Article of the Certificate of Incorporation of the Corporation as hereafter restated, Article 10 is hereby renumbered and amended to read as set forth in Article 7 of the Certificate of Incorporation of the Corporation as hereafter restated, and Articles 7, 8, 9 and 11 are hereby deleted.

SIXTH:	The text of the Certificate of Incorporation of the Corporation is hereby restated as further amended or changed herein to read as follows:
                 1. The name of the Corporation shall be Alion – JJMA Corporation.
                 2. The purpose of the Corporation is to engage in any lawful act or activity for which Corporations may be organized under the Business Corporation Law, provided that the Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.
                 3. The total number of shares that may be issued is 5,000,000 shares, $0.01 par value per share.
                 4. CT Corporation System is hereby designated as the Corporation’s Registered Agent, the agent upon whom process may be served. The registered agent is a foreign stock corporation authorized to transact business in New York.
                 CT Corporation System’s post office address is:

111 Eighth Avenue
New York, NY 10011
                 5. The duration of the Corporation shall be perpetual.
                 6. The number of Directors shall be not less than three nor more than five.
                 7. The Secretary of State is hereby designated as the agent of the Corporation upon whom process in any action or proceeding against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is:

CT Corporation System
111 Eighth Avenue
New York, NY 10011
     IN WITNESS WHEREOF, we have subscribed this document as the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.
Executed in the name of the Corporation by:

(signature)	(date)

Leroy R. Groff (printed name)	President (corporate title)

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